EXHIBIT 2.2

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of this 3rd day of August, 1999, by and among whOOdoo.com, inc., a Florida corporation ("WHOODOO"), Paulo Mylla, Brian Leith, Kevin Casey, Sharon Snew, Patrick Belcher, Stephanie Pera, Ernest Sittenfeld, Brian Allossery, William P. Dickey, Joseph Padulo, Latitude 32 Holdings, Ltd., Aberdeen Holdings Limited, Clyde Resources Ltd., Gateway Research Management Group, Ltd., Iguana Investments, Ltd., and Laiy Limited (collectively, the "SHAREHOLDERS" unless otherwise referred to individually) Greystone Credit, Inc., a Florida corporation (the "BUYER") and J. Paul Hines ("HINES"). WHOODOO, the SHAREHOLDERS, the BUYER and HINES are referred to collectively herein as the "PARTIES."

         WHEREAS, the BUYER wishes to acquire 100% of the issued and outstanding capital stock of WHOODOO in a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code (the "Code");

         WHEREAS, HINES is a party to this Agreement solely for the purpose of verifying the representations and warranties contained in Section 3; and

         WHEREAS, this Agreement provides for various rights and responsibilities.

         NOW, THEREFORE, in consideration of the mutual promises made herein, and in consideration of the representations, warranties, and covenants contained herein, the PARTIES agree as follows:

         1. PURCHASE OF WHOODOO COMMON STOCK. On and subject to the terms and conditions of this Agreement, the BUYER shall purchase all of the issued and outstanding common stock of WHOODOO from the SHAREHOLDERS in exchange for the greater of (a) 92% of the outstanding and issued shares of BUYER's common stock, or (b) 18,500,000 shares of the BUYER's common stock. The number of shares of the BUYER to be issued to each of the SHAREHOLDERS is reflected on SCHEDULE 1.

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         2. THE CLOSING. The closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at the offices of Michael Harris, P.A., 1645 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401 at 9:30 a.m., local time, on the 3rd day of August, 1999, subject to the satisfaction or waiver of all conditions to the obligation of the PARTIES to consummate the transactions contemplated hereby (other than conditions with respect to actions, the respective PARTIES will take at the Closing itself), or such other date as the PARTIES may mutually determine (either the "Closing" or the "Closing Date"). At the Closing, the PARTIES shall deliver to each other the various stock certificates with medallion guarantees, instruments and documents referred to in this Agreement. At or prior to the Closing, the officers and directors of the BUYER shall resign and appoint designees of the SHAREHOLDERS.

         3. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The BUYER and HINES represent and warrant to WHOODOO and the SHAREHOLDERS that to their knowledge the statements contained in this Section 3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date.

                  (a) ORGANIZATION OF THE BUYER. The BUYER is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The BUYER is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to so qualify would not have a material adverse effect upon the BUYER. SCHEDULE 3(A) lists the directors and officers of the BUYER. The BUYER has delivered to WHOODOO and the SHAREHOLDERS correct and complete copies of the charter and bylaws of the BUYER. The minute books (containing the records and meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books and the stock record books of the BUYER are correct and complete. The BUYER is not in default under or in violation of any provision of its charter or bylaws.

                  (b) AUTHORIZATION OF TRANSACTION. The BUYER has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Subject to

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         execution, delivery and authorization of WHOODOO and the SHAREHOLDERS this Agreement constitutes the valid and legally binding obligation of the BUYER and HINES, enforceable in accordance with its terms and conditions. The BUYER and HINES need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (c)      CAPITALIZATION.

                           (i) The authorized capital stock of the BUYER
                  consists of 50,000,000 shares of common stock of which 22,500,000 shares are outstanding. All of the issued and outstanding shares are validly issued and are fully paid, non-assessable and free of preemptive rights.

                           (ii) There are (A) no outstanding subscriptions,
                  options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the BUYER to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the BUYER or obligating the BUYER to grant, extend or enter into any agreement or commitment, and (B) no voting trusts, proxies or other agreements or understandings to which the BUYER is a party or is bound with respect to the voting of any shares of capital stock of the BUYER. The shares issued to the SHAREHOLDERS will be as of the Closing duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights and liens or security interests.

                  (d) SUBSIDIARIES. The BUYER has no subsidiaries and does not own any interest in any corporation, partnership, joint venture, limited liability company, association, trust or entity.

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                  (e) NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the BUYER is subject or, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the BUYER is a party or by which it is bound or to which any of its assets is subject.

                  (f) BROKERS' FEES. The BUYER and HINES have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which WHOODOO or the SHAREHOLDERS could become liable or obligated.

                  (g) INVESTMENT. Each of the SHAREHOLDERS (i) understands that the BUYER's common stock has not been, and will not be, registered under the Securities Act of 1933 or under any state securities laws, and is being offered and transferred in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the common stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the common stock and (iv) is able to bear the economic risk and lack of liquidity inherent in holding the common stock.

                  (h) NO ASSETS OR LIABILITIES. The BUYER has no assets, either owned or leased and has no liabilities.

                  (i) NO OPERATIONS. The BUYER has never in any way conducted business or operations or incurred any liabilities.

                  (j) DISCLOSURE. The representations and warranties contained in this Section 3 do

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         not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

         4. REPRESENTATIONS AND WARRANTIES OF WHOODOO AND THE SHAREHOLDERS:
WHOODOO and the SHAREHOLDERS represent and warrant to the BUYER that the statements contained in this Section 4 are to their knowledge correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

                  (a) ORGANIZATION OF WHOODOO. WHOODOO is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. WHOODOO is duly authorized to conduct business and is in good standing under the laws of each respective jurisdiction where such qualification is required. WHOODOO has delivered to the BUYER correct and complete copies of the charter and bylaws of WHOODOO (as amended to date). WHOODOO is not in default under or in violation of any provision of its charter or bylaws.

                  (b) AUTHORIZATION OF TRANSACTION. WHOODOO has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Subject to execution, delivery and authorization of the BUYER and HINES, this Agreement constitutes the valid and legally binding obligation of WHOODOO and the SHAREHOLDERS, enforceable in accordance with its terms and conditions. WHOODOO and the SHAREHOLDERS need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

         (c)      CAPITALIZATION.

                           (i) The authorized capital stock of WHOODOO consists
                  of 2,500 shares of common stock, $1.00 par value, of which
                  284.1715 shares are outstanding as of the date of this Agreement. All of the issued and outstanding shares of common stock are validly issued and are fully paid, non-assessable and free of preemptive rights. The number of shares of WHOODOO owned by each of the SHAREHOLDERS is

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                  reflected on SCHEDULE 4(C).

                           (ii) As of the date hereof, there are (A) no
                  outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating WHOODOO to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of common stock or obligating WHOODOO to grant, extend or enter into any agreement or commitment and (B) no voting trusts, proxies or other agreements or understandings to which WHOODOO is a party or is bound with respect to the voting of any shares of common stock. The shares of common stock to be issued to the BUYER will be as of the Closing duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

                  (d) NON-CONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which WHOODOO or the SHAREHOLDERS are subject or, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which WHOODOO or the SHAREHOLDERS are a party or by which either is bound or to which any of either's assets is subject.

                  (e) BROKERS' FEES. WHOODOO and the SHAREHOLDERS have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the BUYER could become liable or obligated.

                  (f) SUBSIDIARIES. WHOODOO has no subsidiaries and does not own any interest in any corporation, partnership, joint venture, limited liability company, association,

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         trust or entity.

                  (g) ABSENCE OF UNDISCLOSED LIABILITIES. WHOODOO did not have at June 30, 1999, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (A) liabilities, obligations or contingencies which were incurred after June 30, 1999 and were incurred in the ordinary course of business and consistent with past practices; and (B) liabilities, obligations or contingencies which (1) would not, in the aggregate, have a material adverse effect on WHOODOO, or (2) have been discharged or paid in full prior to the date hereof;

                  (h) DISCLOSURE. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

         5. PRE-CLOSING COVENANTS. The PARTIES agree as follows with respect to the period between the execution of this Agreement and the Closing:

                  (a) GENERAL. Each of the PARTIES will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in
         Section 7 below).

                  (b) NOTICES AND CONSENTS. Each of the PARTIES will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in
         Section 3 and Section 4 above.

                  (c) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 or 4 above. No disclosure by any Party pursuant to

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         this Section 5(c), however, shall be deemed to amend or supplement any Schedule (except to the extent that this Agreement is specifically amended) or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         6. POST-CLOSING COVENANTS. The PARTIES agree with respect to the period following the Closing that in case at any time any further action is necessary to carry out the purposes of this Agreement, each of the PARTIES will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

         7. CONDITIONS TO OBLIGATION TO CLOSE.

                  (a) CONDITIONS TO OBLIGATION OF WHOODOO AND THE SHAREHOLDERS. The obligation of WHOODOO and the SHAREHOLDERS to consummate the transactions to be performed by each in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
                  Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the BUYER and HINES shall have performed and
                  complied with all of their covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending
                  or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
                  (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the SHAREHOLDERS to own the BUYER's common stock and to control the

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                  BUYER, or (D) affect adversely the right of the BUYER to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) the BUYER shall have delivered to WHOODOO and
                  the SHAREHOLDERS those documents or items required to be delivered as listed in SCHEDULE 7(A)(IV).

                           (v) the BUYER and HINES shall have delivered to
                  WHOODOO and the SHAREHOLDERS a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                           (vi) WHOODOO and the SHAREHOLDERS shall have
                  completed such due diligence concerning the business, financial condition, management and the future prospects of the BUYER as they in their sole discretion deem advisable; and

                           (vii) all actions to be taken by the BUYER and HINES
                  in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to WHOODOO and the SHAREHOLDERS.

         WHOODOO and the SHAREHOLDERS may waive any condition specified in this
Section 7(a) if each executes a writing so stating at or prior to the Closing.

                  (b) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the BUYER to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in
                  Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

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                           (ii) WHOODOO and the SHAREHOLDERS shall have
                  performed and complied with all of their covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending
                  or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
                  (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) WHOODOO and/or the SHAREHOLDERS have delivered
                  to BUYER and/or HINES those documents or items required to be delivered.

                           (v) WHOODOO shall have delivered to the BUYER and
                  HINES a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iv) is satisfied in all respects; and

                           (vi) all actions to be taken by WHOODOO and the
                  SHAREHOLDERS in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the BUYER.

         The BUYER and HINES may waive any condition specified in this Section 7(b) if they each execute a writing so stating at or prior to the Closing.

         8. POST CLOSING COVENANTS.

         If the Company's common stock has not commenced trading on the "pink sheets" or

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its electronic trading facility within 30 days of the Closing, the Company shall issue to Aberdeen Holdings Limited, Clyde Resources Ltd., Gateway Research Management Group, Ltd., Iguana Investments, Ltd., and Laiy Limited
(collectivelly referred to as the "LOM Deginees") an aggregate of 160,714 shares of the Company's common stock.

         9. REMEDIES FOR BREACHES OF THIS AGREEMENT.

                  (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the PARTIES contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of two years (subject to any applicable statutes of limitations).

                  (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF CERTAIN PARTIES. In the event any of the PARTIES (the "Indemnifying Parties") breaches (or in the event any third party alleges facts that, if true, would mean any of the Indemnifying Parties has breached) any of their representations, warranties, and covenants contained herein and provided that the affected parties (the "Indemnified Parties") make a written claim for indemnification against the Indemnifying Parties, then the Indemnifying Parties agree to indemnify from and against the entirety of any adverse consequences the Indemnified Parties may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (c)      MATTERS INVOLVING THIRD PARTIES.

                           (i) If any third party shall notify any of the
                  Indemnified Parties with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any Indemnified Party under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnified Party thereby is prejudiced.

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                           (ii) Any Indemnifying Party shall have the right to
                  defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party shall indemnify the Indemnified Party from and against the entirety of any adverse consequences the Indemnified Party may suffer as provided in
                  Section 9(b)(i) or (ii), (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party shall have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (iii) So long as the Indemnifying Party is conducting
                  the defense of the Third Party Claim in accordance with
                  Section 9(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (iv) In the event any of the conditions in Section
                  9(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the

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                  Third Party Claim in any manner it may deem appropriate (and the Indemnified Parties need not consult with, or obtain any consent from, any Indemnifying Parties in connection therewith), (B) the Indemnifying Parties shall reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties shall remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

                  (d) DETERMINATION OF ADVERSE CONSEQUENCES. The PARTIES shall take into account the time cost of money (using the Citibank N.A. publicly announced prime rate as the discount rate) in determining adverse consequences for purposes of this Section 9.

                  (e) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

         10. TERMINATION.

                  (a) TERMINATION OF AGREEMENT. This Agreement shall terminate at 5:00 p.m. Miami time on the 90th days following the Closing if the Company's common stock has not commenced trading on the pink sheets or its electronic trading facility. Upon termination pursuant to this
         Section 10(a), the shares of the Company's common stock issued to the LOM Designees pursuant to this Agreement shall be cancelled, and the Company shall issue to Lines Overseas Management, Ltd., as agent for the LOM Designees, a promissory note for $311,000 (the "Note"). Such Note shall (i) be payable six months from the date of issuance, (ii) accrue interest at the rate of 14% per annum until fully paid, and
         (iii) be secured by the assets of the Company purchased pursuant to that certain Asset Purchase Agreement between the Company and BGS (Southwest Florida), Inc. executed on the Closing Date. The Company shall deliver the Note in exchange for the shares of common stock issued to the LOM Designees which are not held in escrow.

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                  (b) EFFECT OF TERMINATION. If any Party terminates this
         Agreement pursuant to Section 10 above, all rights and obligations of the PARTIES hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach and except as provided in Section 10(a)).

         11. MISCELLANEOUS.

                  (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release, make any public announcement or otherwise disclose any information relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other PARTIES. The PARTIES may also make disclosure to attorneys, accountants and financial advisors acting on their respective behalf. WHOODOO may also refer to this agreement in any disclosure document that it gives to prospective investors.

                  (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the PARTIES and their respective successors and permitted assigns.

                  (c) EXPENSES. Each of the PARTIES to this transaction shall bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby except to the extent this Agreement provides otherwise.

                  (d) CONSTRUCTION. The PARTIES have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the PARTIES and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state,

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         local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The PARTIES intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (e) SPECIFIC PERFORMANCE. Each of the PARTIES acknowledges and agrees that the other PARTIES would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the PARTIES agrees that the other PARTIES shall be entitled, without the necessity of pleading or proving irreparable harm or lack of an adequate remedy at law, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the PARTIES and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

                  (f) SEVERABILITY. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

                  (g) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

                  (h) BENEFIT. This Agreement shall be binding upon and inure to the benefit of the PARTIES hereto and their legal representatives, successors and assigns.

                  (i) NOTICES AND ADDRESSES. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

         The BUYER and HINES:         Mr. J. Paul Hines
                                      Ship Island Investments
                                      Suite 500
                                      120 Eglinton Ave. E.
                                      Toronto, Ontario  M4P 1E2
                                      Canada

         WHOODOO:                     Mr. Paulo Mylla
                                      1660 Trade Center Way
                                      Naples, Florida  34109

         With a copy to:              Michael D. Harris, Esq.
                                      Michael Harris, P.A.
                                      1645 Palm Beach Lakes Boulevard, Suite 550
                                      West Palm Beach, Florida 33401
                                      Facsimile (561) 478-1817

         or to such other address as any of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

                  (j) ATTORNEY'S FEES. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding including an arbitration proceeding is commenced to enforce the provisions of this Agreement, the prevailing parties shall be entitled to an award by the court or arbitrator, as appropriate, of reasonable attorney's fees, costs and expenses.

                  (k) ORAL EVIDENCE. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

                  (l) GOVERNING LAW. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

         The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

                  (m) SECTION OR PARAGRAPH HEADINGS. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

         IN WITNESS WHEREOF the parties hereto have set their hand and seals as of the date first above written.

WITNESSES:                             GREYSTONE CREDIT, INC.


                                     By:
                                        --------------------------------------
                                         J. Paul Hines, President

                                     By:
                                        --------------------------------------
                                         J. Paul Hines, Individually


                                         WHOODOO.COM, INC.


                                     By:
                                        --------------------------------------
                                         Paulo Mylla, President


                                         SHAREHOLDERS


                                        --------------------------------------
                                         Paulo Mylla, individually


                                        --------------------------------------
                                         Brian Leith, individually


                                        --------------------------------------
                                         Kevin Casey, individually


                                        --------------------------------------
                                         Sharon Snew, individually

                                        --------------------------------------
                                         Patrick Belcher, individually


                                        --------------------------------------
                                         Stephanie Pera, individually


                                        --------------------------------------
                                          Ernest Sittenfeld, individually


                                        --------------------------------------
                                          Brian Allossery, individually


                                        --------------------------------------
                                         William P. Dickie, individually


                                        --------------------------------------
                                         LATITUDE 32 HOLDINGS, LTD.


                                        --------------------------------------
                                     By:                        , President

                                         ABERDEEN HOLDINGS LIMITED, LTD.


                                        --------------------------------------
                                     By: Michael Heslop, Director


                                         CLYDE RESOURCES LTD.


                                        --------------------------------------
                                     By: Graham Redford, Director


                                         GATEWAY RESEARCH MANAGEMENT GROUP, LTD.


                                        --------------------------------------
                                     By: Kevin Winter, Director


                                         IGUANA INVESTMENTS, LTD.


                                        --------------------------------------
                                     By: Kevin Gunther, Director

                                         LAIY LIMITED


                                          --------------------------------------
                                       By: Douglas Anfossi, Director

                                   SCHEDULE 1
                                     TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION

Each share of whOOdoo.com, a Florida corporation, will be converted to one fully-paid and non-assessable share of Greystone Credit, Inc., a Florida corporation

NAME                                           SHARES TO BE SURRENDERED        SHARES TO BE RECEIVED IN
                                                        IN WHOODOO.COM,          GREYSTONE CREDIT, INC.
                                                  A FLORIDA CORPORATION           A FLORIDA CORPORATION
---------------------------------------        ------------------------        ------------------------
Paulo Mylla                                                   8,595,000                       8,595,000
Brian Leith                                                   2,530,000                       2,530,000
Kevin Casey                                                     100,000                         100,000
Sharon Snew                                                      30,000                          30,000
Patrick Belcher                                                  30,000                          30,000
Stephanie Pera                                                   10,000                          10,000
Ernest Sittenfeld                                               200,000                         200,000
Brian Allossery                                                 200,000                         200,000
William P. Dickey                                               100,000                         100,000
Latitude 32 Holdings, Ltd.                                      920,000                         920,000
Aberdeen Holdings Limited                                        87,500                          87,500
Clyde Resources Ltd.                                             87,500                          87,500
Gateway Research Management Group, Ltd.                          87,500                          87,500
Iguana Investments, Ltd.                                         87,500                          87,500
Laiy Limited                                                     87,500                          87,500


                                  SCHEDULE 3(A)
                                     TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION

Sole Director                                                J. Paul Hines
President                                                    J. Paul Hines
Secretary                                                    J. Paul Hines
Treasurer                                                    J. Paul Hines

                                  SCHEDULE 4(C)
                                     TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION

NAME                                                         NUMBER OF SHARES
----                                                         ----------------
Paulo Mylla                                                         8,595,000
Brian Leith                                                         2,530,000
Kevin Casey                                                           100,000
Sharon Snew                                                            30,000
Patrick Belcher                                                        30,000
Stephanie Pera                                                         10,000
Ernest Sittenfeld                                                     200,000
Brian Allossery                                                       200,000
William P. Dickey                                                     100,000
Joseph Padulo                                                          10,000
Latitude 32 Holdings, Ltd.                                            920,000
Aberdeen Holdings Limited                                              87,500
Clyde Resources Ltd.                                                   87,500
Gateway Research Management Group, Ltd.                                87,500
Iguana Investments, Ltd.                                               87,500
Laiy Limited                                                           87,500

                                SCHEDULE 7(A)(IV)
                                     TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION

      Greystone Audited Financials
      Greystone Certificate of Good Standing
      Evidence of Receipt of Payment of $50,000 by J. Paul Hines
      Stock Transfer Records Indicating Registered Shareholders of Greystone Delivery of $1,500,000 Shares from ________ Harris to L.O.M. Designees Option for $1,999,998 Shares of Greystone from Ship Island to L.O.M.
Designees
      Greystone Board Consent to the Reorganization
      Paul Hines Resignation from Greystone
      Officers Certificate from Greystone Representing that all the conditions in Sections 7(a)(i)-(iv) have been complied with
      The same representation from Paul Hines Individually